
A350 AIRBUS

CIRCOR | Energy | Aerospace & Defense

Fourth Quarter 2015
Investor Review

Presented February 19, 2016

Safe Harbor

This presentation contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Reliance should not be placed on forward-looking statements because they involve unknown risks, uncertainties and other factors, which are, in some cases, beyond the control of CIRCOR. Any statements in this presentation that are not statements of historical fact are forward-looking statements, including, but not limited to, those relating to CIRCOR's future performance, the realization of cost reduction due to restructuring activity and achievement of management's guidance. Actual events, performance or results could differ materially from the anticipated events, performance or results expressed or implied by such forward-looking statements. BEFORE MAKING ANY INVESTMENT DECISIONS REGARDING OUR COMPANY, WE STRONGLY ADVISE YOU TO READ THE SECTION ENTITLED "RISK FACTORS" IN OUR MOST RECENT ANNUAL REPORT ON FORM 10-K AND SUBSEQUENT REPORTS ON FORMS 10-Q and 10-Q/A WHICH CAN BE ACCESSED UNDER THE "INVESTORS" LINK OF OUR WEBSITE AT WWW.CIRCOR.COM. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise

Use of Non-GAAP Financial Measures

Within this presentation the Company uses non-GAAP financial measures, including EBITDA, or earnings before interest, taxes, depreciation and amortization, adjusted net income, adjusted earnings per diluted share, adjusted operating income, adjusted operating margin, net debt, free cash flow and organic growth. Further, certain 2014 measures have been restated to exclude the impact of businesses divested in 2015. These measures are intended to serve as a complement to results provided in accordance with accounting principles generally accepted in the United States. CIRCOR believes that such information provides an additional measurement and consistent historical comparison of the Company's performance. A reconciliation of the non-GAAP financial measures to the most directly comparable GAAP measures is available in the Company's fourth-quarter 2015 news release available on its website at www.CIRCOR.com.

Throughout this presentation, 2014 data is presented and compared to excluding the results of divested businesses, except where labeled "Reported". Figures labeled "Adjusted" exclude certain charges and recoveries. A description of these charges and recoveries and a reconciliation of the non-GAAP financial measures to the most directly comparable GAAP measures is available in the Company's fourth-quarter 2015 news release available on its website at www.CIRCOR.com. Organic revenue change excludes the current period impact of businesses acquired until the one year anniversary of the acquisition, changes in foreign exchange rates and divested businesses.

Fourth-Quarter Highlights

- Top and bottom-line performance consistent with expectations
- Benefit from cost control and restructuring actions achieved $12 million in anticipated savings in 2015
- Consolidated adjusted operating margin of 10.2%, up 50 bps YOY
- Energy adjusted operating margin of 13.4%, down 120 bps YOY
- A&D adjusted operating margin of 10.4%, up 560 bps YOY
- Free cash flow of $28.4 million

Energy Segment Highlights

($ millions)

	Q4 2015	Q4 2014	YOY Change
Revenues	124.4	164.0	(24%)
Adjusted operating margin	13.4%	14.6%	(120 bps)

- **Revenues decreased 24% organically**
  - Lower short-cycle distributed valve sales
  - Higher control valves & large international projects revenue
  - Negative FX impact of ~$8 million
- **Adjusted operating margin decreased 120 bps**
  - Reduced volume, primarily distributed valves
  - Continued productivity and restructuring savings

Aerospace & Defense Segment Highlights

($ millions)

	Q4 2015	Q4 2014	YOY Change
Revenues	39.8	44.0	(9%)
Adjusted operating margin	10.4%	4.8%	560 bps

- **Revenues decreased 6% organically**
  - Completion of UK Navy programs in 2014
  - Negative FX impact of ~$1.7 million

- **Adjusted operating margin increased 560 bps**
  - Higher productivity and restructuring savings
  - Benefit from structural landing gear product line exit

Q4 P&L Highlights

(in millions, except per share data)

	Q4 2015			Q4 2014		
	Reported	Restructuring & Special Charges	Adjusted	Reported	Divestitures, Restructuring & Special Charges	Adjusted
Sales	164.2	-	164.2	218.6	10.6	208.0
Operating Income	12.3	(4.5)	16.7	8.2	(12.1)	20.2
Net Interest (expense)	(0.6)	-	(0.6)	(0.4)	(0.0)	(0.4)
Other (Expense) Income	(2.1)	-	(2.1)	0.7	0.0	0.7
Pre-Tax Income	9.6	(4.5)	14.0	8.5	(12.0)	20.5
(Provision for) benefit from taxes	(2.4)	1.1	(3.5)	0.7	2.6	(1.9)
Net Income	7.2	(3.4)	10.5	9.2	(9.4)	18.6
Tax Rate	25.6%		25.6%	-8.2%		9.2%
Diluted EPS	$ 0.43	$ (0.21)	$ 0.63	$ 0.51	$ (0.53)	$ 1.05
Weighted Avg. Diluted Shares	16.6		16.6	17.8		17.8

Cash Flow and Debt Highlights

($ millions)

	Q4 2015	FY 2015
Cash Flow from Operations	30.5	27.1
Capital Expenditures, net	(2.1)	(10.5)
Free Cash Flow	28.4	16.6

	31-Dec-15
Total Debt	90.5
Cash and Cash Equivalents	54.5
Net Debt (Cash)	36.0
Total Debt to Equity	23%

Q1 2016 Guidance as of February 19, 2016

($ millions, except per share data)

	Q1 2016	
	Low	High
Revenue	**$135**	**$145**
Expected Adjusted Earnings Per Common Share (Diluted)	**0.38**	**0.48**
Less:		
Restructuring related charges, net of tax Special charges, net of tax	0.15	0.10
Expected Earnings Per Common Share (Diluted)	**0.23**	**0.38**

Note: Assumes current exchange rates and tax rate of 28% - 29%

2015 Summary by Quarter

(in millions, except per share data)

	Q1	Q2	Q3	Q4	FY
Revenue	165.9	166.9	159.3	164.2	656.3
Adjusted Operating Income	14.6	15.0	16.2	16.7	62.5
Adjusted Operating Margin	8.8%	9.0%	10.1%	10.2%	9.5%
Adjusted EPS	0.60	0.55	0.64	0.63	2.43